SCHEDULE 14A INFORMATION
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Aastrom Biosciences, Inc.
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September 7, 2010

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Thursday, October 21, 2010 at 8:30 a.m. (EST), at the New York City Office of Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018. You are cordially invited to attend.

At this Annual Meeting, the agenda includes the election of five (5) directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR ratification of the appointment of PricewaterhouseCoopers LLP.

All shareholders are cordially invited to attend the Annual Meeting in person. We are providing proxy material access to our shareholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this Annual Meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail or via E-mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice and on that website. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

A copy of Aastrom’s 2010 Annual Report and Proxy Statement is also available at www.aastrom.com/annuals.cfm. The Board of Directors and management team look forward to seeing you at the Annual Meeting.

Sincerely,

Timothy M. Mayleben
President and Chief Executive Officer

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 21, 2010

TIME	8:30 a.m. (Eastern Standard Time) on Thursday, October 21, 2010

PLACE	Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018

ITEMS OF BUSINESS	1. To elect five directors to each serve a term of one year expiring at the 2011 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm; and

3. To consider such other business as may properly come before the Annual Meeting of Shareholders and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting of Shareholders if you were a shareholder of record at the close of business on August 26, 2010.

VOTING BY PROXY	If you cannot attend the Annual Meeting of Shareholders, you may vote your shares over the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail or via E-mail, and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

AVAILABILITY OF MATERIALS	In addition to their availability at www.proxyvote.com, this Proxy Statement and the Company’s Annual Report to Shareholders are available for viewing, printing and downloading at www.aastrom.com/annuals.cfm.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

By order of the Board of Directors,

Scott C. Durbin
Corporate Secretary
Ann Arbor, Michigan
September 7, 2010

AASTROM BIOSCIENCES, INC.
24 Frank Lloyd Wright Drive, Lobby K
Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Thursday, October 21, 2010 at 8:30 a.m. (EST), at the New York City Office of Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, United States, or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Shareholders, containing financial statements for the year ended June 30, 2010, and this Proxy Statement are being made available to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about September 7, 2010. Unless the context requires otherwise, references to “we,” “us,” “our,” the “Company” and “Aastrom” refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	Election of directors; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for the 2011 fiscal year.

Who is entitled to vote?

Shareholders as of the close of business on August 26, 2010 (the “Record Date”) may vote at the Annual Meeting of Shareholders. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting of Shareholders. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. “Broker non-votes” (described below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 28,251,787 shares of Aastrom common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting of Shareholders (in person or by proxy).

•	The five candidates for election who receive a plurality vote in the affirmative will be elected; and

•	Ratifying PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the votes cast on the proposal.

How are votes counted and who are the proxies?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of plurality.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of PricewaterhouseCoopers LLP. If you abstain from voting on the proposal to ratify PricewaterhouseCoopers LLP, it will have no effect on the voting of the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification.

The persons named as attorneys-in-fact in the proxies, Timothy M. Mayleben and Scott C. Durbin, were selected by the Board of Directors and are officers of the Company. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of the director nominees and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting of Shareholders, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

How does the Board recommend that I vote?

Aastrom’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year 2011.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — You may vote by Internet or telephone by following the instructions on your Notice and on www.proxyvote.com or as directed by your broker or other nominee. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice.

•	By Mail — If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Standard Time, on October 20, 2010.

How do I vote my shares in person at the meeting?

If you are a shareholder of record (also referred to as “registered shareholder”) and prefer to vote your shares in person at the meeting, bring proof of identification and request a ballot to vote at the meeting. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one Notice?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, vote according to the instructions for each Notice you receive.

May I change my vote?

Yes. Whether you have voted by mail, Internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Aastrom;

•	Voting by Internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting of Shareholders.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by Aastrom. Aastrom has retained Broadridge Financial Solutions (“Broadridge”) to solicit registered shareholders and to request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons, at a cost of approximately $70,000, which includes mailing costs and reimbursement of reasonable out-of-pocket expenses. Aastrom may supplement the original solicitation of proxies by mail, telephone, electronic mail or personal solicitation by our officers, directors, and other regular employees, without additional compensation. Voting results will be tabulated and certified by Broadridge. Aastrom may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that the Board will consist of not less than five nor more than nine members, as fixed from time to time by a resolution of the Board and that all directors will be elected annually. The Board currently consists of six directors, however, George W. Dunbar, who has served as a director since 2006, has announced that he does not intend to stand for re-election at the 2010 Annual Meeting of Shareholders. The persons named below as nominees for director will, if elected, each serve a term of one year expiring at the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.

The table below sets forth Aastrom’s directors and nominees and their respective ages as of September 7, 2010.

			Director
Name	Position	Age	Since

Timothy M. Mayleben*	President, Chief Executive Officer and Director	50	2005
Alan L. Rubino*	Director	56	2005
Nelson M. Sims*	Lead Director	63	2006
George W. Dunbar	Non-Executive Chairman	64	2006
Harold C. Urschel, Jr.*	Director	80	2009
Robert L. Zerbe*	Director	59	2006

*	Director nominee.

Director Nominees for election at the 2010 Annual Meeting of Shareholders

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of Aastrom.

Timothy M. Mayleben, a Director since June 2005, has served as Aastrom’s President and Chief Executive Officer (the “CEO”) since December 2009. Mr. Mayleben served as an advisor to life science and healthcare companies through his advisory and investment firm, ElMa Advisors since 2004. Previously, he served as the President and Chief Operating Officer and a Director of NightHawk Radiology Holdings, Inc. from March 2005 to March 2008. Mr. Mayleben was formerly the Chief Operating Officer of Esperion Therapeutics, which later became a division of Pfizer Global Research & Development. He joined Esperion in late 1998 as Chief Financial Officer. While at Esperion, Mr. Mayleben led the raising of more than $200 million in venture capital and institutional equity funding and later negotiated the acquisition of Esperion by Pfizer in December 2003. Mr. Mayleben holds a Masters of Business Administration, with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Business Administration degree from the University of Michigan Ross School of Business. He is on the Advisory Board for the Wolverine Venture Fund and serves as a director for several private life science companies. The Board of Directors believes Mr. Mayleben’s qualifications to sit on the Company’s Board of Directors include his years of experience in the life sciences industry, including over a decade of experience as an executive officer, and his deep understanding of the Company’s historical and current business strategies, objectives and product candidates.

Alan L. Rubino, a Director since September 2005, has served as the Chief Executive Officer and President of Akrimax Pharmaceuticals, LLC, an integrated specialty pharmaceutical company, since February 2008. Prior to this he served as President and Chief Operating Officer of Pharmos Corporation, a biopharmaceutical company, from November 2005 to December 2007. Mr. Rubino has continued to expand upon a highly successful and distinguished career that included Hoffmann-LaRoche, Inc., a research-focused healthcare company, from 1977 to 2001, where he was a member of the U.S. Executive and Operating Committees and a Securities and Exchange Commission, or SEC, corporate officer. During his Roche tenure, he held a series of key executive positions in marketing, sales, business operations, supply chain and human resource management. In addition, he was assigned to various executive committee roles in the areas of marketing, project management, and globalization of Roche Holdings. Mr. Rubino also held senior executive positions at PDI, Inc., a sales and marketing support company, and Cardinal Health, a company focused on improving the cost-effectiveness of health care, from 2001 to 2005. He received

Bachelor of Arts degree in economics from Rutgers University with a minor in biology/chemistry and also completed post-graduate educational programs at the University of Lausanne and Harvard Business School. Additionally, he serves on the Board of Rutgers University School of Business and the Lerner Center for Pharmaceutical Studies. The Board of Directors believes Mr. Rubino’s qualifications to sit on the Company’s Board of Directors include his leadership roles in the life sciences industry in a wide range of positions, including positions focused on sales and marketing and SEC matters.

Nelson M. Sims, Lead Director since December 2009, has been a Director since February 2006 and was Chairman of the Board from 2007 through 2009. He most recently served as the President and Chief Executive Officer (from 2003 through 2005) of Novavax, Inc., an international health and life science company. From 1973 through 2001, Mr. Sims served in various executive positions in sales, marketing, business development, and general management of Eli Lilly and Company, a pharmaceutical company, including Executive Director of Alliance Management, Vice President, Sales and Marketing of Hybritech, Inc. (which was acquired by Eli Lilly) and President of Eli Lilly Canada. Mr. Sims received a Bachelor of Science degree in Pharmacy from Southwestern Oklahoma State University, and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College. In addition to serving as a board member of companies where he also led the executive management team, Mr. Sims has other significant board experience serving both public and private companies, including MDS, Inc., ATS Automation Tooling Systems, Inc. and Novavax, Inc. The Board of Directors believes Mr. Sims’s qualifications to sit on the Company’s Board of Directors include his significant contributions at global life sciences companies.

Harold C. Urschel, Jr., M.D., a Director since October 2009, has served as the Chair of Cardiovascular & Thoracic Surgical Research, Education & Clinical Excellence at Baylor University Medical Center since 2002. He has taught extensively since 1985 as Professor of Cardiovascular and Thoracic Surgery at the University of Texas Southwestern Medical School. Dr. Urschel has been a Visiting Professor at a number of medical centers in the U.S. and abroad, and is an honorary member of the Thoracic Surgery faculty of the University of Toronto and the Harvard Medical School. He has been President of five major medical and surgical societies: the Society of Thoracic Surgeons, American College of Chest Physicians, International Academy of Chest Physicians, Southern Thoracic Surgical Association and Texas Surgical Society. He received a Bachelor of Arts degree from Princeton University (cum laude) and an M.D. from Harvard Medical School (cum laude). Dr. Urschel trained in cardiac surgery at Massachusetts General Hospital, and has served as Chief of Experimental Surgery for the U.S. Navy, Consultant to the Atomic Energy Commission, NASA, and the Surgeon General of the U.S. Air Force. He served on the Board of Directors of Electronic Data Systems from its inception until 1986, when it was acquired by General Motors. As Chairman of the Residency Review Committee for Cardio-Thoracic Surgery he established standards for training heart surgeons in the U.S. and on the American Board of Cardiovascular and Thoracic Surgery, which examines trainees before they enter practice. As a Founding Member of the U.S. Heart Surgeons he has been recognized as one of the 100 best cardiac surgeons in the United States. Honorary Degrees have been awarded to Dr. Urschel as a Doctor of Law (Pikeville College) and a Doctor of Science (Ohio State University). The Board of Directors believes Dr. Urschel’s qualifications to sit on the Company’s Board of Directors include his significant contributions to the medical field and academia.

Robert L. Zerbe, M.D., a Director since January 2006, is the Chief Executive Officer of QUATRx Pharmaceuticals Company, a venture-backed drug development company which he co-founded in 2000. Prior to his role at QUATRx, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies including Eli Lilly (from 1982 to 1993) and Pfizer (formerly Parke-Davis) (from 1993 to 2000). During his tenure at Eli Lilly, Dr. Zerbe’s clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Parke Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development. In this capacity he led the clinical development programs for a number of key products, including Lipitor® and Neurontin®. Dr. Zerbe received his M.D. from the Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health. Dr. Zerbe currently serves on the boards of directors of two public companies, A.P. Pharma, Inc. (since 2002), a specialty pharmaceutical company, and Optimer Pharmaceuticals, Inc. (since 2009), a biopharmaceutical company. He also serves on the board of directors of, Metabolex, Inc. a privately held company that discovers and develops novel therapeutics to treat diabetes. The Board of Directors believes Dr. Zerbe’s qualifications to sit on the Company’s Board of Directors include his management positions at major pharmaceutical companies, including the experience he gleaned in his clinic development roles.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a plurality of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the nominees. It is the intention of the persons named as proxies to vote such proxy FOR the election of all nominees, unless otherwise directed by the shareholder. The Board is currently evaluating candidates to fill the vacancy that will be created at the 2010 Annual Meeting and proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

The Board of Directors recommends that shareholders vote to elect each of the nominees named in the above table.

Board Meetings and Committees

During the fiscal year ended June 30, 2010, the Board of Directors held 10 meetings. Each director serving on the Board of Directors in fiscal year 2010 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served.

Audit Committee

Under the terms of its current Charter, the Audit Committee’s responsibilities include reviewing with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, reviewing the scope and results of the examination of Aastrom’s financial statements by the independent accountants, reviewing all professional services performed and related fees by the independent accountants, approving the retention of the independent accountants and periodically reviewing Aastrom’s accounting policies and internal accounting and financial controls. The Audit Committee may delegate duties or responsibilities to subcommittees or to one member of the Audit Committee. Nelson Sims was a member of the Audit Committee for the entire fiscal year 2010; Stephen G. Sudovar was a member of the Audit Committee from July 2009 to December 2009 when Alan L. Rubino replaced him on the committee. Robert L. Zerbe joined the Audit Committee in September 2009 when Timothy M. Mayleben resigned from the committee upon his agreement on September 3, 2009 to assume the roles of Chief Executive Officer, President and Chief Financial Officer immediately after the Company’s Annual Meeting of Shareholders on December 14, 2009. During the fiscal year ended June 30, 2010, the Audit Committee held 4 meetings. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the NASDAQ’s listing standards). During the fiscal year, Mr. Mayleben was appointed Chair of the Audit Committee and was designated as an audit committee financial expert as defined in the rules of the SEC. Since September 2009, Mr. Sims has been the Chair of the Audit Committee and has been designated as an audit committee financial expert as defined in the rules of the SEC. The Audit Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Under the terms of its current Charter, the Compensation Committee’s responsibilities include determining and approving salary and bonus levels and stock option or restricted stock grants with respect to executive officers, and determining and approving stock option or restricted stock grants with respect to all employees. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Compensation Committee’s compensation philosophy and strategy. The Compensation

Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. Alan L. Rubino was the Chair and a member of the Compensation Committee for fiscal year 2010. Robert L. Zerbe was a member of the Compensation Committee for the entire fiscal year 2010. Stephen G. Sudovar was a member of the Compensation Committee from July 2009 to December 2009 when Harold C. Urschel replaced him on the committee. During the fiscal year ended June 30, 2010, the Compensation Committee held 6 meetings. All members of the Company’s Compensation Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ’s listing standards). The Compensation Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link.

Corporate Governance and Nominating Committee

Under the terms of its current Charter, the Corporate Governance and Nominating Committee (the “Governance Committee”) responsibilities include assisting Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors on (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) Board of Directors process enhancement. The Governance Committee may delegate duties or responsibilities to subcommittees or to one member of the Governance Committee. The Governance Committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, the Company’s corporate governance policies, procedures and practices at all levels. Robert L. Zerbe was the Chair and a member of the Governance Committee for fiscal year 2010. Nelson Sims was a member of the Governance Committee for the entire fiscal year 2010. Alan Rubino was a member of the Governance Committee from July 2009 to December 2009 when Harold C. Urschel replaced him on the committee. During the fiscal year ended June 30, 2010, the Governance Committee held 3 meetings. All the members of the Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ’s listing standards). The Governance Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link.

Director Nominations

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees

•	the needs of the Company with respect to the particular talents and experience of its directors

•	the nominee’s interest in becoming an effective, collaborative Board member, and the nominee’s ability to work in a collegial style with other Board members

•	the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service

•	experience with accounting rules and practices

•	experience with regulatory and SEC requirements applicable to public companies

•	experience with regulatory requirements applicable to the Company’s industry

•	appreciation of the relationship of the Company’s business to the changing needs of society

•	balance between the benefit of continuity and the desire for a fresh perspective provided by new members

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Neither the Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. In general, the Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of knowledge, skills and experience for the needs of Aastrom’s business. The Governance Committee and the Board of Directors discuss the composition of directors on the Board, including diversity of background and experience, as part of the annual Board evaluation process.

Other than the criteria listed above, there are no stated minimum criteria for director nominees. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASDAQ’s listing standards or the listing standards of any other applicable self regulatory organization. The Governance Committee also believes it appropriate for at least one member of the Company’s management to participate as a member of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were made available to shareholders in connection with the prior year’s Annual Meeting of Shareholders. Any shareholder recommendation for director nominee must be submitted to the Corporate Secretary, in writing at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105 and must contain the following information:

•	a statement by the shareholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the Annual Meeting of Shareholders,

•	the candidate’s name, age, contact information and current principal occupation or employment,

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed, and

•	the candidate’s resume.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Board Leadership Structure

The Board of Director’s general policy is that the position of Chairman of the Board may be held by the CEO, but that if those positions are held by the same individual or if the Chairman is otherwise not independent, the Board shall appoint an independent Lead Director. The CEO shall preside at all meetings of the shareholders and, unless a Chairman has been elected, at all meetings of the Board at which he is present. If a Chairman has been elected, he shall preside at all Board meetings at which he is present and, if independent, at all executive sessions of the independent directors, and shall perform such other powers and duties as may be assigned to him by the Board. If the Chairman is not independent and a Lead Director is appointed, he shall preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board of Directors may designate from time to time. Currently, the positions of Chairman of the Board of Directors and CEO are held by different persons and, because the Chairman is not independent, the Board has also designated a Lead Director who is an independent director.

The independent members of the Board have periodically reviewed this leadership structure and believe it is appropriate for the Company at the current time as it provides an appropriate balance among the three roles of CEO, Chairman and Lead Director. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. The CEO and Chairman provide leadership to the Board and work with the Board to define its structure and activities in the fulfillment of its responsibilities. The Lead Director presides over executive sessions and ensures that no conflict of interest arise between management and the functions of the Board and facilitates communication among the directors. The Lead Director, the Chairman and the CEO work together to provide an appropriate information flow to the Board and the Lead Director works with other Board members to provide strong, independent oversight of the Company’s management and affairs. Thus, the Board believes that the current structure balances the needs for the CEO to run the Company on a day-to-day basis with the benefit provided to the Company by significant involvement and leadership of both an independent Lead Director and a Chairman who has considerable familiarity with the Company’s objectives.

Shareholder Communications with Directors

The Board has adopted a Shareholder Communications with Directors Policy. The Shareholder Communications with Directors Policy is available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link.

Director Attendance at Annual Meetings

The Board has adopted a Director Attendance at Annual Meetings Policy. This policy is available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link. All of the directors then in office attended the Annual Meeting of Shareholders held in December 2009.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors as well as a separate Code of Ethics for Senior Financial Officers. These Codes of Ethics are available on the Investor Relations page at the Company’s website, www.aastrom.com, and by following the Corporate Governance link. We will also make information related to any amendments to, or waivers from these Codes of Ethics available on the website.

Board Member Independence

The Board has determined that all of the Board members, except for Mr. Mayleben and Mr. Dunbar, are independent within the meaning of the director independence standards of NASDAQ and the SEC. Mr. Mayleben is not considered independent because of his current employment by the Company and Mr. Dunbar is not considered independent because of his former role as the President, Chief Executive Officer and Chief Financial Officer of the Company until December 2009.

Risk Oversight

Assessing and managing risk is the responsibility of Aastrom’s management. The Board oversees and reviews certain aspects of the Company’s risk management efforts. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including clinical and product development strategies, financing strategies, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•	The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee. The Audit Committee also reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices and ensuring that executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.

•	The Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance and works to ensure that the Company’s corporate governance does not encourage or promote excessive risk taking on the part of the Board or by employees of the Company.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of Aastrom for the fiscal year ending June 30, 2011. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended June 30, 2010 by PricewaterhouseCoopers LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees accrued to the Company for the fiscal years ended June 30, 2010 and June 30, 2009 by PricewaterhouseCoopers LLP:

	June 30,		June 30,
	2010		2009

Audit Fees	$258,100	(1)	$286,880	(4)
Audit Related Fees	62,800	(2)	51,600	(5)
Tax Fees	25,000	(3)	—
All Other Fees	—		—
Total	$345,900		$338,480

(1)	The Audit Fees for the year ended June 30, 2010 were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for issuance of consents and assistance with review of documents filed with the SEC.

(2)	The Audit Related Fees for the year ended June 30, 2010 were for professional services rendered for additional filings and consents for registration statements and forms in connections with equity offerings filed with the SEC.

(3)	The Tax Fees for the year ended June 30, 2010 were for professional services rendered in connection with a grant application with the IRS.

(4)	The Audit Fees for the year ended June 30, 2009 were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company, professional services rendered for a federal compliance audit, issuance of consents and assistance with review of documents filed with the SEC.

(5)	The Audit Related Fees for the year ended June 30, 2009 were for professional services rendered for additional filings and consents for registration statements and forms in connections with equity offerings filed with the SEC.

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All audit services provided by PricewaterhouseCoopers LLP for the fiscal year 2010 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal on the ratification of this appointment, at the Annual Meeting of Shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal. If you abstain from voting on this Proposal, it has no effect on the voting of the proposal. If you submit your proxy without indicating your voting instructions, your shares will be voted “FOR” this proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2011.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of August 31, 2010, or as otherwise set forth below, with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director and director nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)
		Percentage of
Name and Address of Beneficial Owner(2)	Number of Shares	Class(3)

RA Capital Management, LLC(4)	1,637,838	5.8%
George W. Dunbar(5)	72,484	*
Timothy M. Mayleben(6)	190,744	*
Alan L. Rubino(7)	31,894	*
Nelson M. Sims(8)	56,093	*
Harold C. Urschel, Jr.(9)	6,306	*
Robert L. Zerbe(10)	28,981	*
Scott C. Durbin	16,453	*
All officers and directors as a group (7 persons)(11)	402,955	1.4%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of the Company, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s 2004 Equity Incentive Plan and Aastrom’s 2009 Omnibus Incentive Plan (the “2009 Plan”). Pursuant to the rules of the SEC, the number of shares of Aastrom’s common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of August 31, 2010.

(2)	The address for each beneficial owner except RA Capital Management LLC is 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, MI 48105. The address for RA Capital Management, LLC is 20 Park Plaza, Suite 905, Boston, MA 02116.

(3)	Calculated on the basis of 28,251,787 shares of common stock outstanding as of August 31, 2010.

(4)	Based solely on a Form 13F for the quarter ended June 30, 2010, RA Capital Management, LLC beneficially owns and has sole dispositive and voting power with respect to 1,637,838 shares of Aastrom’s common stock. Based solely on a Schedule 13G/A filed on May 14, 2010 (the “Schedule 13G”) by Peter Kolchinsky, RA Capital Management, LLC, and RA Capital Healthcare Fund, L.P. (collectively, the “Reporting Persons”), in the aggregate, the Reporting Persons beneficially owned 1,418,724 shares of Aastrom common stock. Based solely on the Schedule 13G, Mr. Kolchinsky (the “Manager”) is the manager of RA Capital Management, LLC (“Capital”), which is the investment adviser and sole general partner of RA Capital Healthcare Fund, L.P. (“Fund”) and serves as the investment adviser to a separate discretionary account. The Fund has the power to vote and dispose of the shares of common stock beneficially owned by such entity (which at the time the Schedule 13G was filed consisted of 825,657 shares of Aastrom common stock). Capital, as the investment adviser and sole general partner of the Fund and as the investment adviser to an account owned by a separate investment vehicle which holds shares of Aastrom’s common stock, has the sole authority to vote and dispose of all of the shares of common stock (which at the time the Schedule 13G was filed consisted of 1,418,724 shares of Aastrom common stock). The Manager, by virtue of his position as manager of Capital, has the sole authority to vote and dispose of all of the shares of common stock (which at the time the Schedule 13G was filed consisted of 1,418,724 shares of Aastrom common stock).

(5)	Includes 59,734 shares issuable upon exercise of options held by Mr. Dunbar that are exercisable within the 60-day period following August 31, 2010.

(6)	Includes 121,125 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following August 31, 2010.

(7)	Includes 31,031 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following August 31, 2010.

(8)	Includes 26,718 shares issuable upon execution of options held by Mr. Sims that are exercisable within the 60-day period following August 31, 2010.

(9)	Includes 6,306 shares issuable upon exercise of options held by Dr. Urschel that are exercisable within the 60-day period following August 31, 2010.

(10)	Includes 28,081 shares issuable upon execution of options held by Dr. Zerbe are exercisable within the 60-day period following August 31, 2010.

(11)	Includes 272,995 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 2010.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to George W. Dunbar and Timothy M. Mayleben, who each served as the Company’s chief executive officer during fiscal year 2010, and Scott C. Durbin, the Company’s chief financial officer (the “named executive officers”) during fiscal year 2010.

2010 SUMMARY COMPENSATION TABLE

						Option	All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Awards($)(1)	Compensation($)(2)		Total($)

George W. Dunbar,	2010	$171,875	(3)	$—		$—	$10,314	(4)	$182,189
Former President, Former CEO and Former CFO	2009	$375,000		$—		$133,571	$25,289	(4)	$785,381
Timothy M. Mayleben,
President, CEO and Former CFO	2010	$233,428	(5)	$120,000	(6)	$822,015	$76,926	(7)	$1,231,744
Scott C. Durbin, CFO	2010	$18,750	(8)	$—		$258,771	$—		$277,521

(1)	Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions. For a discussion of the assumptions used in calculating these values, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for our fiscal year ended June 30, 2010 filed with the SEC on September 7, 2010.

(2)	The all other compensation column includes Aastrom contributions to 401(k) Supplemental Retirement Plans (401(k) Plan) as detailed in footnotes 4, 6. None of the named executive officers received perquisites having an aggregate value of $10,000 or more in fiscal year 2010 or 2009, as applicable. All other compensation also includes the portion of medical, dental, vision and long term disability premiums paid by Aastrom on behalf of the named executive officers. These benefits are offered to all full-time Aastrom employees.

(3)	Mr. Dunbar resigned as our President, Chief Executive Officer and Chief Financial Officer effective as of December 14, 2009. This amount represents the amount earned by Mr. Dunbar prior to his resignation. Fees paid and option awards granted to Mr. Dunbar in his capacity as a Director following his resignation as President, Chief Executive Officer and Chief Financial Officer are reflected in the Director Compensation Table below.

(4)	These amounts include Aastrom contributions made to Mr. Dunbar’s 401(k) Plan of $2,875 and $11,500 in 2010 and 2009, respectively.

(5)	Effective December 14, 2009, Mr. Mayleben was appointed the Company’s President, Chief Executive Officer and Chief Financial Officer. On June 7, 2010, Mr. Mayleben resigned as Chief Financial Officer. This amount represents the salary earned by Mr. Mayleben during fiscal 2010 after his employment commenced.

(6)	Represents the cash performance bonus awarded to Mr. Mayleben on June 4, 2010 based on the achievement of goals for the Company and Mr. Mayleben set by the Compensation Committee of the Board.

(7)	This amount includes Aastrom contributions made to Mr. Mayleben’s 401(k) Plan of $5,313, a $50,000 lump-sum paid to Mr. Mayleben pursuant to a consulting agreement prior to commencement of his employment (see “Employment Contracts and Termination of Employment and Change of Control Arrangements” below for a more detailed discussion) and $20,625 in fees paid to Mr. Mayleben for his service as a non-employee director through December 14, 2009.

(8)	Effective June 7, 2010, Mr. Durbin was appointed the Company’s Chief Financial Officer. This amount represents the salary earned by Mr. Durbin during fiscal 2010 after his employment commenced.

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at the end of fiscal year 2010. We currently grant stock-based awards pursuant to our 2009 Omnibus Incentive Plan (the “2009 Plan”) and have outstanding awards under our Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”).

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2010

					Equity
					Incentive
					Plan Awards:
			Number of	Number of	Number of
			Securities	Securities	Securities
			Underlying	Underlying	Underlying
			Unexercised	Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Grant Date(1)		Exercisable(1)*	Unexercisable(1)*	Options (#)*	Price ($)*	Date

George W. Dunbar	3/11/2010	(2)	—	28,000	—	$1.52	3/11/2020
	12/14/2009	(3)	17,688	17,687	—	$2.40	12/14/2019
	10/31/2008	(2)	—	62,500	—	$3.20	10/31/2018
Timothy M. Mayleben	3/11/2010	(4)	—	234,500	—	$1.52	3/11/2020
	12/14/2009	(5)	45,900	329,100	—	$2.40	12/14/2019
	12/8/2008		18,750	—	—	$2.96	12/8/2018
	10/17/2008		6,875	—	—	$2.32	10/17/2018
	11/7/2007		6,875	—	—	$7.60	11/7/2017
	11/2/2006		6,875	—	—	$12.24	11/2/2016
	11/1/2005		3,750	—	—	$17.84	11/1/2015
	6/20/2005		1,500	—	—	$23.60	6/20/2015
Scott C. Durbin	6/7/2010	(6)	—	275,000	—	$1.44	6/7/2020

*	Amounts include the impact of an eight-for-one reverse stock split effected on February 18, 2010 (the “Reverse Stock Split”)

(1)	Unless otherwise noted, options vest over a period of four years, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting each quarter thereafter.

(2)	These options vest in equal annual installments over a three-year period beginning on the grant date.

(3)	These options vest in equal quarterly installments over a one-year period beginning on the grant date.

(4)	These options vest in equal quarterly installments over a four-year period beginning on the grant date.

(5)	These options vests in 48 equal monthly installments commencing on the grant date.

(6)	25% of these options vest on the first anniversary of the grant date. Thereafter, the remaining options vest in 36 equal monthly installments.

Employment Contracts, including Termination of Employment and Change of Control Arrangements

Mr. Dunbar resigned as Chief Executive Officer, President and Chief Financial Officer of the Company immediately following the 2009 Annual Meeting of Shareholders on December 14, 2009, and Mr. Mayleben became the new Chief Executive Officer and President at that time. Additionally, on June 4, 2010, the Board appointed Scott C. Durbin as the Company’s Chief Financial Officer and Treasurer. The following are summaries of the agreements that were executed in connection with these changes during fiscal year 2010.

Mr. Dunbar’s Agreement

Mr. Dunbar’s terms of employment as the Company’s Chief Executive Officer, President and Chief Financial Officer had been governed by his employment agreement with the Company which provided, among other things, that he would be eligible to receive a discretionary cash bonus (as a participant in Aastrom’s existing cash performance bonus program) based upon his performance, as determined by the Board of Directors, for up to 40% of his base salary, that he be granted an initial stock option to purchase 312,500 shares (with an exercise price of $11.04, the fair market value on July 17, 2006, which is the date of grant) of which (a) 250,000 shares are subject to time vesting (with 25% vesting on the first anniversary and the remaining 75% vesting monthly over the following three years), and (b) 62,500 shares were subject to vesting based upon performance objectives as well as time vesting over four years. The employment agreement also provided that, beginning in September 2007, Mr. Dunbar would receive annual stock option grants (targeted for 50,000 shares per year) subject to both the time vesting and performance vesting. In the event of his termination by the Company without Cause or by Mr. Dunbar for Good Reason within one year following a Change of Control (in each case, as those terms are defined in Mr. Dunbar’s employment agreement), the vesting of all his stock options would accelerate, with all options becoming fully exercisable. Additionally, his employment agreement provided that if his employment were terminated by the Company without Cause after July 14, 2007 or if he were to terminate his employment for Good Reason, one half of Mr. Dunbar’s unvested stock options would become exercisable. If Mr. Dunbar’s employment were terminated without Cause or if he were to terminate his employment for Good Reason (in each case, other than in conjunction with a Change of Control), he would be entitled to a severance payment equal to one year of his annual base salary at termination. If Mr. Dunbar’s employment were terminated within one year following a Change in Control, he would be entitled to: (a) if the termination were by the Company and is without Cause, a severance payment equal to two times his base salary at termination plus one times his targeted annual cash bonus, or (b) if he were to terminate his employment for Good Reason, a severance payment equal to his annual base salary at termination, plus one-half of his targeted annual cash bonus.

Under an amendment to his employment agreement entered into between Mr. Dunbar and the Company dated October 23, 2009, Mr. Dunbar terminated his employment with the Company and resigned from all positions with the Company and its affiliates, other than his membership on the Board of Directors, effective immediately following the 2009 Annual Meeting of the Shareholders held on December 14, 2009. In addition, the Company agreed, subject to Mr. Dunbar executing a release of claims against the Company, to extend the period for exercising the options granted to Mr. Dunbar on October 31, 2008, through the period ending on the earlier of 24-months from (i) the date that he ceases to be a member of the Board of Directors or, if later, otherwise terminates his Service (as defined in the 2004 Equity Incentive Plan) with the Company or (ii) the original term of the option. All remaining options granted to Mr. Dunbar prior to October 31, 2008, whether vested or not, were forfeited.

Mr. Mayleben’s Agreements

The following is a summary of Mr. Mayleben’s employment agreement as entered into on October 23, 2009, which became effective upon his assuming the roles of Chief Executive Officer and President immediately following the 2009 Annual Meeting of the Shareholders. Also described below are the terms of a Consulting Agreement dated October 23, 2009, entered into by the Company and Mr. Mayleben that covered the management transition period from its announcement on September 3, 2009 until the date Mr. Mayleben assumed his new roles.

Under an employment agreement with Mr. Mayleben for his services as Chief Executive Officer and President, Mr. Mayleben receives an initial annual base salary of $425,000 and was eligible to receive a cash bonus (as a participant in Aastrom’s existing cash performance bonus program) based upon his performance, as determined by the Board of Directors, for up to 45% of his base salary. Mr. Mayleben was granted an initial stock option to purchase 375,000 shares of Company common stock (with an exercise price of $2.40, the fair market value on December 14, 2009, which is the date of grant, adjusted for the Reverse Stock Split). All 375,000 shares are subject to time vesting and will vest in 48 equal monthly installments commencing on the first day of the calendar month first following the date of grant. In the event of his termination by the Company without Cause or by Mr. Mayleben for Good Reason within one year following a Change of Control (in each case, as those terms are defined in Mr. Mayleben’s employment agreement), the vesting of all his stock options will accelerate, with all options becoming fully exercisable. In addition, if Mr. Mayleben’s employment is terminated without Cause or for Good Reason within one year following a Change in Control, he will be entitled to a severance payment equal to his one and one-half times his annual base salary at termination. If Mr. Mayleben’s employment is terminated without Cause or if he terminates his employment for Good Reason (in each case, other than in conjunction with a Change of Control), he will be entitled to a severance payment equal to one year of his annual base salary at termination. In addition, in the event of Mr. Mayleben’s termination without Cause or for Good Reason, the Company will pay the costs of his first 12 months of continued medical coverage under COBRA. All severance payments under the Agreement, including any accelerated vesting of options and the Company’s payment of Mr. Mayleben’s COBRA premiums, is conditioned upon Mr. Mayleben executing a release of claims against the Company.

Mr. Mayleben agrees not to disclose confidential information of the Company; during the term of his agreement and for a period of one year thereafter, not to solicit employees, customers or vendors of the Company; and during the term of his agreement and for a period of one year thereafter, not to compete with the Company.

In the event of a Change in Control, if the payments to Mr. Mayleben constitute excess parachute payments, he will receive either (i) the entire benefit and pay the excise taxes on the excess amount or (ii) reduced payments, whichever will provide the greater amount of benefits to Mr. Mayleben on an after-tax basis. If he chooses the latter, the Company will not be entitled to a deduction for the excess amounts on which Mr. Mayleben is required to pay excise taxes.

In addition to the employment agreement entered into between Mr. Mayleben and the Company, on October 23, 2009, the Company and Mr. Mayleben entered into a Consulting Agreement, which covered the management transition period from its announcement on September 3, 2009 until the date of the 2009 Annual Meeting of Shareholders when Mr. Mayleben assumed his new roles. Under the Consulting Agreement, Mr. Mayleben was paid a lump sum of $50,000 on the commencement of his employment as Chief Executive Officer and President of the Company, for the time, effort and consulting services provided by Mr. Mayleben during the term of the Consulting Agreement in preparing to take on and getting involved in day to day activities of the Company prior to assuming his new roles. The Company determined that the Consulting Agreement was desirable in order to better assure that the transition from Mr. Dunbar to Mr. Mayleben went as smoothly as possible. During this period Mr. Mayleben continued as an independent contractor to the Company and not as an employee.

Mr. Durbin’s Agreement

Mr. Durbin’s employment agreement provides that Mr. Durbin will receive an initial annual base salary of $275,000 and his base salary shall be redetermined annually by the Company’s CEO in consultation with the Compensation Committee. Under his employment agreement, Mr. Durbin will also be eligible to receive cash incentive compensation as determined by the CEO in consultation with the Compensation Committee from time to time. Mr. Durbin’s target annual incentive compensation shall be 35% of his then-current base salary.

In accordance with the employment agreement and as approved by the Board, Mr. Durbin was granted an initial stock option to purchase 275,000 shares of the Company’s common stock at an exercise price of $1.44 (the “Initial Option”). All 275,000 shares are subject to time vesting with 25% of the shares vesting on the first anniversary of the date of the employment agreement and the remaining shares vesting monthly in equal tranches over the following 36 months. Subject to approval by the Board, Mr. Durbin will be eligible to receive an additional option grant to purchase 80,000 shares of the Company’s common stock based on Mr. Durbin’s performance during the twelve month period following the date of the employment agreement as determined by the Board in its discretion and at an exercise price equal to the fair market value of the Company’s common stock on the effective date of grant (the “Subsequent Option”). The Initial Option and the Subsequent Option shall be subject to the terms and conditions of the Company’s 2009 Plan and form of stock option agreement.

In the event of his termination by the Company without Cause or by Mr. Durbin for Good Reason (as such terms are defined in Mr. Durbin’s employment agreement), and subject to Mr. Durbin’s signing a general release of claims, the Company shall pay Mr. Durbin an amount equal to nine months of his then-current base salary in nine substantially equal monthly installments. Additionally, all stock options and other stock-based awards which would have vested had Mr. Durbin remained employed for an additional nine months following the date of termination shall become exercisable as of the date of termination. Mr. Durbin would also be entitled to continued participation in the Company’s group health, dental and vision programs for nine months following the date of termination.

In the event of his termination by the Company without Cause or by Mr. Durbin for Good Reason within twelve months following a Change in Control (as such term is defined in Mr. Durbin’s employment agreement), and subject to Mr. Durbin’s signing a general release of claims, the Company shall pay to Mr. Durbin a lump-sum cash payment in an amount equal to twelve months of his then-current base salary (or his base salary in effect immediately prior to the Change in Control, if higher). Additionally and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Durbin shall immediately accelerate and become exercisable as of the termination date. Mr. Durbin would also be entitled to continued participation in the Company’s group health, dental and vision programs for twelve months following the date of termination.

If any payments to Mr. Durbin, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would be subject to the excise tax imposed by Section 4999 of the Code, he will receive either the entire benefit or reduced payments, which alternative will be determined by a nationally recognized accounting firm selected by the Company.

In addition, during his employment and after termination of the employment agreement, Mr. Durbin has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the term of his employment agreement and for a period of twelve months thereafter Mr. Durbin also agrees not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of Aastrom (as defined in the Company’s 2009 Stock Plan) if awards under the 2009 Stock Plan are not assumed or substituted, awards shall vest on the day prior to the Change in Control and terminate on the day of the Change in Control. If assumed or substituted and the participant’s board membership or services to the Company are terminated by the Company within 12 months of the Change in Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or within three months of the date of termination. However, if the fair market value on the date of the Change in Control is less than the exercise price of the option or stock appreciation right, such option or stock appreciation right shall then terminate on the date of the Change in Control.

For awards issued under the 2004 Equity Incentive Plan, in the event of a Change in Control of Aastrom (as defined in the Company’s 2004 Equity Incentive Plan), if such awards are not assumed, cashed-out or substituted, then the awards shall vest as of ten days prior to the date of the Change in Control and terminate on the day of the Change in Control. In general, options granted to executive officers of Aastrom will become fully exercisable if such officer is terminated following a Change in Control and options granted to non-employee directors will become fully vested and immediately exercisable upon a Change in Control.

Equity Compensation Plan Information

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of June 30, 2010.

No. of
Securities to be
	Issued Upon		Number of Securities
	Exercise of	Weighted-Average	Remaining Available
	Outstanding	Exercise Price of	for Future Issuance
	Options, Warrants	Outstanding Options,	Under Equity
Plan Category	and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans/arrangements approved by shareholders	3,323,344	$3.51	1,332,202
Equity compensation plans/arrangements not approved by shareholders	N/A	N/A	N/A
Total	3,323,344	$3.51	1,332,202

Compensation of Directors

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2010.

2010 DIRECTOR COMPENSATION

	Fees Earned			Other
	or Paid	Stock	Option	Compensation
Name	in Cash ($)	Awards ($)	Awards ($)(1)	($)	Total ($)

George W. Dunbar	$25,000	—	$81,641	—	$106,641
Alan L. Rubino	$37,500	—	$55,766	—	$93,266
Nelson M. Sims	$52,500	—	$55,766	—	$108,266
Stephen G. Sudovar(2)	$17,500	—	—	—	$17,500
Harold C. Urschel, Jr.	$17,500	—	$57,858	—	$75,358
Robert L. Zerbe	$40,000	—	$55,766	—	$95,766

(1)	The discussion below provides details as to the aggregate number of option awards outstanding at fiscal year end.

(2)	Mr. Sudovar elected not to stand for re-election at our 2009 Annual Meeting of Directors which was held on December 14, 2009.

Fees Earned or Paid in Cash.  The Chairman of the Board of Directors received an annual fee of $50,000 paid in equal quarterly increments during fiscal year 2010. Each non-employee director receives an annual fee of $25,000 paid in equal quarterly increments. The chairperson of each standing committee receives an additional annual fee of $7,500 and each non-chair committee member receives an additional annual fee of $5,000, payable quarterly. Following the Annual Meeting of Shareholders, the Company expects to continue to pay an annual fee of $50,000 to the Chairman and a supplemental fee of $7,500 to the Lead Director, each paid in equal quarterly increments.

Stock and Option Awards.  Each non-employee director who continues to serve beyond an Annual Meeting of Shareholders will receive a stock option to purchase 55,000 shares granted on the date of each Annual Meeting of Shareholders, with an exercise price equal to the fair market value of the common stock on the date of grant, vesting in equal quarterly increments over a period of one year. In addition, the Chairman of the Board of Directors received in 2010 a grant of stock options with an exercise price equal to $45,000. It is expected that the Chairman appointed following the 2010 Annual Meeting of Shareholders will be granted the right to receive either: (i) restricted stock equal to $45,000 on the date of each Annual Meeting or, (ii) an equivalent value of stock options with an exercise price equal to the fair market value of the common stock on the date of grant, in either case vesting over a period of one year. Newly elected directors joining the Board during the period between Annual Meetings of Shareholders will receive a grant for a pro rata amount of the 55,000 shares subject to option (reflecting the period of time until the next Annual Meeting of Shareholders). These equity grants will be made under the terms of the existing equity compensation plans, as previously approved by the shareholders. Amounts in the stock and option awards columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2010 filed with the SEC on September 7, 2010.

Previously, stock options issued to directors terminated and could no longer be exercised after the first to occur of (a) the expiration date of the option, (b) at any time prior to the expiration of three months after the date on which the service to the Company was terminated or (c) a change in control to the extent provided in the stock option agreement. On October 5, 2009, the Board of Directors determined that stock options already issued to directors shall terminate and no longer be exercised after the first to occur of (a) the expiration date of the option, (b) at any time prior to the expiration of 24 months after the date on which the service to the Company is terminated or (c) a change in control to the extent provided in the stock option agreement. This revision was made by the Board upon the recommendation of the Compensation Committee after it had consulted with its independent compensation consultant who recommended the change. The independent compensation consultant advised that by lengthening the period the directors could exercise their options, it would neutralize market timing on their service decisions.

Option Holdings.  Non-employee directors held the following stock options as of June 30, 2010:

Stock Options

George W. Dunbar	125,875
Alan L. Rubino	78,250
Nelson M. Sims	73,937
Harold C. Urschel, Jr.	53,525
Robert L. Zerbe	75,300

Certain Relationships and Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Aastrom’s preference to avoid related party transactions.

Aastrom’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. All related party transactions shall be disclosed in Aastrom’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

There were no such reportable relationships or related party transactions during fiscal year 2009 or 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes its executive officers, directors and more than 10% shareholders have complied with all filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles and an opinion on our internal control over financial reporting. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Nelson Sims was a member of the Audit Committee for the entire fiscal year 2010; Stephen G. Sudovar was a member of the Audit Committee from July 2009 to December 2009 when Alan L. Rubino replaced him on the committee. Robert L. Zerbe joined the Audit Committee in September 2009 when Timothy M. Mayleben resigned from the committee upon his agreement on September 3, 2009 to assume the roles of Chief Executive Officer, President and Chief Financial Officer immediately after the Company’s Annual Meeting of Shareholders on December 14, 2009.

The Committee has discussed and reviewed with the independent registered public accountants all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP confirming their independence, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accountant’s independence. The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its audits, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting. The Committee reviewed the performance and fees of PricewaterhouseCoopers LLP prior to recommending their appointment. The Committee reviewed the Company’s financial statements and discussed them with management and with PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

AUDIT COMMITTEE

Nelson M. Sims, Chair
Alan L. Rubino
Robert L. Zerbe

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Under Aastrom’s Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom. To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders, except that (i) if no Annual Meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals or nominations for directors for inclusion in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC’s proxy rules for the next Annual Meeting of shareholders will be May 10, 2011 and shareholder proposals submitted outside the processes of Rule 14a-8 received after May 10, 2011 will be considered untimely under Aastrom’s Bylaws. In order to be brought before the next Annual Meeting, any such proposal or nomination must include the relevant information as required under the Company’s Bylaws and must otherwise meet applicable requirements of the SEC’s proxy rules if such proposal or nomination is to be included in the Company’s proxy statement for the next Annual Meeting.

Shareholder proposals and director nominations should be delivered to: Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan, 48106, Attention: Secretary. Aastrom recommends that such proposals be sent by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

Scott C. Durbin
Corporate Secretary

September 7, 2010

AASTROM BIOSCIENCES, INC.
ATTN: Kimberli O’Meara,
P.O. BOX 376
24 FRANK LLOYD WRIGHT DRIVE
ANN ARBOR, MI 48105
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The board of directors recommends a vote For the following:

1.	Election of Directors	☐	☐	☐
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01    Timothy M. Mayleben               02   Alan L. Rubino               03   Nelson M. Sims               04   Harold C. Urschel, Jr.               05   Robert L. Zerbe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:		For	Against	Abstain

2	To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the fiscal year ending June 30, 2011.	☐	☐	☐

NOTE: Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement/10K Wrap is/are available at www.proxyvote.com.

AASTROM BIOSCIENCES, INC.
Proxy for Annual Meeting of Shareholders
Solicited by the Board of Directors
The undersigned hereby appoints Timothy M. Mayleben and Scott C. Durbin, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the “Company”) which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Goodwin Procter, LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, on Thursday, October 21, 2010 at 8:30 a.m. (EST), and at any adjournment thereof (i) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1. If you abstain from voting on proposal 2, it will have no effect on the voting of the proposal.
Continued and to be signed on reverse side